Cancer Genetics Issues Letter to Shareholders

RUTHERFORD, N.J., Jan. 16, 2019 -- Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for immuno-oncology and genomic medicine through molecular markers and diagnostics, today published a letter to shareholders from its Chief Executive Officer, Jay Roberts.

Dear Shareholders,

Happy New Year – we are pleased to provide an update on our activities and strategic development. We believe that 2018 was an important time for re-assessing our corporate direction, consolidating our company operations and focusing our capabilities in our biopharma business to execute our restructuring, while focusing on revenue growth and accelerating our path to profitability. We believe that the repositioning initiatives we have undertaken over the last few months will support our efforts to achieve near-term success.

We continue to work with Raymond James & Associates, Inc. to complete a strategic transaction with the goal of enhancing shareholder value. We are making positive strides in this regard, and anticipate announcing the results of our efforts in Q1 2019.

We carried out a number of steps to improve our performance and accelerate the path to profitability through the execution of our transformation plans. First, we completed the sale of our operations in India, for $1.85 million in cash. Second, the operations from our LA lab facility were consolidated successfully into New Jersey and North Carolina, on time and within budget. We incurred approximately $2.15 million in restructuring charges during the first three quarters of 2018, and as a result, we reduced our annualized costs by over $4 million and expect to see the results of these actions beginning with our 4th quarter results and beyond. We are now focusing our efforts on streamlining and optimizing lab operations in our New Jersey facility. We believe that this step will enable us to improve our overall efficiency and continue to reduce our overall operating costs. We continue to expand our efforts on our biopharma and preclinical services business. We intend to focus our efforts in our clinical services business on high performing tests that have strong demand and favorable reimbursement which we believe will increase our profitability. We expect to report quarterly sequential revenue growth and operating cost reductions for Q4 2018.

WE CONSUMMATED SEVERAL NEW AGREEMENTS

We launched Thermo Fisher Scientific’s next-generation sequencing (NGS) Oncomine™ Comprehensive Assay v3 to drive clinical trial opportunities with key channel partners. The new version of this assay delivers superior tumor profiling capabilities that can generate results to assist researchers in decision making. We entered a manufacturing and supply agreement with AGILENT for our custom probe that is used in the Company’s proprietary FISH-based HPV-Associated Cancer Test (FHACT) and expect to license the probes through domestic and international distribution channels. We also negotiated a partnership with Cellaria, a scientific innovator that develops revolutionary new cancer models. Additionally, we consummated an exclusive distribution agreement with Genecast Biotechnology to market, distribute and sell the Tissue of Origin® (TOO) Test in China. The TOO test is a microarray-based gene expression test that analyzes a tumor’s genomic information to help identify its origin, which is valuable in classifying metastatic, poorly differentiated, or undifferentiated cancers. We believe these agreements will contribute to our biopharma business and generate future revenue beginning in Q1 2019.

We also strengthened our management team with the appointment of Glenn Miles as the Chief Financial Officer and Michael McCartney as the Chief Commercial Officer. Glenn brings valuable financial and accounting leadership experience, which will help us execute on our transformation strategy and build a foundation for sustainable growth and profitability. Michael is responsible for developing and overseeing Cancer Genetics’ commercial strategy and spearheading the Company’s business development initiatives. We have successfully secured new contracts with the potential to generate approximately $32 million in biopharma revenues in the coming 2 to 3 years. We believe both Glenn and Michael will help expand our business and accelerate our path to profitability.

We are extremely grateful to you, our loyal shareholders, for your support as we execute our strategic initiatives and advance our capabilities in the precision oncology space. We will continue to keep you informed of our progress and remain optimistic about our future.

Jay Roberts

Chief Executive Officer

Cancer Genetics

ABOUT CANCER GENETICS

Cancer Genetics, Inc. is a leader in enabling precision medicine in oncology through the use of biomarkers and molecular testing. CGI is developing a global footprint with locations in the US and Australia. We have established strong clinical research collaborations with major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, Keck School of Medicine at USC and the National Cancer Institute.

The Company offers a comprehensive range of laboratory services that provide critical genomic and biomarker information. Its state-of-the-art reference labs are CLIA-certified and CAP-accredited in the US and have licensure from several states including New York State.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Facebook: www.facebook.com/CancerGenetics

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics, Inc.’s expectations regarding future financial and/or operating results, potential for our tests and services and future revenues or growth in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks with respect to our ability to complete a strategic transaction, risks with respect to our need and ability to obtain future capital to satisfy our obligations to our lenders and creditors, risks inherent in the development and/or commercialization of potential tests, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from consolidation efforts and/or acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, uncertainties with respect to evaluating strategic options, maintenance of intellectual property rights, risks with respect to maintaining our listing on Nasdaq, and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended September 30, 2018, along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:

Lee Roth

The Ruth Group

Tel: 646-536-7012

Email: lroth@theruthgroup.com